UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                 April 24, 2001
                                (Date of earliest
                                 event reported)



                               EXELON CORPORATION
             (Exact name of registrant as specified in its charter)




            Pennsylvania             1-16169              23-2990190
          (State or other            (SEC               (IRS Employer
          jurisdiction of         file number)          Identification
           incorporation)                                   Number)



                      37th Floor, 10 South Dearborn Street
                             Post Office Box A-3005
                          Chicago, Illinois 60690-3005
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (312) 394-4321

Item 5.  Other Events

         On April 24, 2001, Exelon Corporation issued the following press release.

                  Exelon's Genco Propels Strong First Quarter Performance


Chicago (April 24, 2001) Recording a strong first full quarter of operation since the completion of its merger, Exelon Corporation today reported earnings of $399 million, or $1.23 per share, for the first quarter of 2001. First quarter 2001 earnings include non-cash goodwill amortization of $34 million ($0.10 per share).

Operating earnings of $387 million, or $1.19 per share, exclude a $12 million after-tax benefit ($0.04 per share) from the implementation of a new accounting standard on accounting for derivatives.

While earnings were fueled by outstanding performance in its generation and power marketing operations, the Company said that the success of the merger, which created Exelon in October 2000, was apparent on a corporate-wide basis. Exelon highlighted the following first quarter events:

     o    Total energy sales of 45,750 GWhs.

     o A 98.8% capacity factor for the company's 17 nuclear units, which produced 30,500 GWhs.

     o The addition of 1,150 MWs to the wholesale marketing (Power Team) supply portfolio.

     o Realization of $70 million in merger-related revenue enhancements and cost synergies.

     o Significant improvement in ComEd's distribution system reliability and delivery performance.

     o    Tentative agreement on a three-year contract with IBEW Local 15.

Corbin A. McNeill, Jr., Exelon Co-CEO and Chairman, said "This quarter illustrates our focus on delivering on our commitments. We succeeded in completing our merger in record time and are moving ahead in executing our business plans. We are clearly on track to meet our 2001 earnings target of $4.50 per share."

John W. Rowe, Co-CEO and President, noted "We are ready for summer 2001 in Philadelphia and in Chicago. The generating plants have performed in an exceptional manner and, with our purchase power agreements in place, we will have sufficient energy to meet extreme heat peak demand. On the distribution side, ComEd's substantial capital construction program has brought that distribution system to its best condition in recent years, and work continues in Philadelphia to maintain high levels of reliable service."

Exelon's first quarter 2001 revenues were $3,823 million compared to revenues for the prior year period of $1,353 million, representing the results of PECO Energy and not reflecting the effects of the October 20, 2000 merger with Unicom Corporation. Pro forma first quarter 2000 revenues, assuming the merger occurred on January 1, 2000, were $2,987 million. The higher 2001 revenues are due primarily to increases in wholesale and unregulated revenues.

Exelon's earnings before interest and taxes were $941 million, approximately three-fourth's of which was contributed by Exelon Energy Delivery. The balance, partially offset by a loss in Enterprises, was contributed by Exelon Generation.

First quarter 2001 operating earnings compare to operating earnings for the prior year period of $0.96 per share (excluding the non-recurring cumulative effect of a change in accounting principle), which represent the results of PECO Energy and do not reflect the effects of the Unicom merger. Pro forma first quarter 2000 operating earnings per share, assuming the merger occurred on January 1, 2000, were $1.10 per share.

In January 2001, Exelon undertook a corporate restructuring to separate its generation and other competitive businesses from the regulated energy delivery businesses of PECO Energy and ComEd. The business segments will be reported in Exelon's quarterly reports filed with the Securities and Exchange Commission as Generation, Energy Delivery and Enterprises. Other significant operational results are noted below.

Generation
Exelon Generation experienced a $21 million ($0.07 per share) non-cash, after-tax charge to operating earnings as a result of the discontinuance of regulatory accounting for decommissioning costs following the transfer of ComEd's generating units to Exelon Generation.

The ComEd and PECO power marketing operations were consolidated in February in Exelon Generation and commenced operation at Power Team's state-of-the-art facility in Pennsylvania.

Exelon Nuclear reported progress in the first quarter toward achieving its goal of an annual "all-in" cost of 2 cents per kWh.

Energy Delivery
ComEd is continuing to strengthen its distribution system and delivery performance, and has reduced the average outage duration by 46% and outage frequency by 38% compared to 1998 levels, which has contributed to improving customer satisfaction. ComEd continues to monitor its capital investments carefully and expects its 2001 infrastructure improvement spending to be on target with previously announced capital expenditure projections.

PECO Energy is continuing its preventive maintenance efforts that made its electric reliability performance in 2000 its best in more than 10 years. On February 7, 2001, PECO Energy successfully met the challenge of the fifth worst winter storm in its history, improving both restoration times for the 185,000 customers who had lost service, and management of the expenditures related to the recovery effort.

Enterprises
Enterprises' operations were negatively impacted by higher gas prices at Exelon Energy. Enterprise companies performed in accordance with their business plans.

Quarterly Guidance for 2001

Exelon previously announced targeted earnings per share of $4.50 for 2001. Exelon expects earnings to have the following quarterly distribution:

         Quarter 1:        20-30%
         Quarter 2:        15-20%
         Quarter 3:        30-40%
         Quarter 4:        15-20%

Conference call information:
Exelon has scheduled a First Quarter Earnings Conference Call for 1 PM CDT; (2 PM EDT) on April 24. The call in number in the US is: 877.601.3547; the international call in number is 712.257.0403. The password is EXELON. The call will be audio web-cast and archived on Exelon's web site: www.exeloncorp.com. (Please choose the Investor Relations page.)

Telephone replays will be available after 4 PM on April 24 through April 30.
The U.S. call in number is  800.678.0740;  the  international  call-in number is
402.988.0871. No password is required.

Except for the reported historical information, matters discussed in this release are forward-looking statements that are subject to risks and uncertainties. The factors that could cause actual results to differ materially include future events affecting the demand for, and the supply of, energy, including weather and economic conditions and the availability of generating units, and other factors discussed in Exelon's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Exelon undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Exelon Corporation is one of the nation's largest electric utilities with approximately five million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately five million customers in Illinois and Pennsylvania and gas to 425,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services and energy services. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

EXELON CORPORATION
Earnings Summary

(in millions, except per share data)                Three Months Ended March 31,
                                                    ---------------------------
                                                     2001                2000
                                                    -------           ---------
Revenue
 Electric - Retail                                  $ 2,171           $     779
 Electric - Wholesale                                   739                 262
 Gas                                                    558                 208
 Services                                               302                 100
 Other                                                   53                   4
                                                    -------           ---------
                                                    $ 3,823           $   1,353
                                                    =======           =========

Earnings Before Interest and Income Taxes           $   941           $     365

 Interest Income                                         22                  12
 Interest Expense & Preferred Dividends                (304)               (109)
 Income Taxes                                          (272)               (101)

 Cumulative Effect of Change in Accounting
       Principle, Net of Income Taxes                    12                  24
                                                    -------           ---------

Net Income                                          $   399           $     191
                                                    =======           =========

Average Common Shares Outstanding
 Basic                                                  320                 181
 Diluted                                                324                 183

Earnings Per Common Share - Reported
 Basic                                              $  1.25           $    1.06
 Diluted                                            $  1.23           $    1.04

Earnings Per Common Share - Operating
 Basic                                              $  1.21           $    0.97
 Diluted                                            $  1.19           $    0.96

Pro Forma EPS for Merger as of 1/1/00                    NA           $    1.10

NA - Not Applicable

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          EXELON CORPORATION


                                          /S/  Ruth Ann M. Gillis
                                          -----------------------------------
                                          Ruth Ann M. Gillis
                                          Principal Financial Officer



April 27, 2001